Exhibit 10.3

Joint Venture Relationship Agreement

Between

Valeska Energy Corp.

And

Texhoma Energy, Inc.

The purpose of this Agreement is to set forth the terms of a Joint Venture relationship between Valeska Energy Corp., a Nevada Corporation (“Valeska”), and Texhoma Energy, Inc., a Nevada Corporation (“Texhoma”).

1.   Basic Transaction. Valeska and Texhoma will jointly form a new Texas limited partnership (the “JV”), of which Valeska will serve as the initial general partner. Valeska may (i) cause funds to be invested, (ii) arrange financial and strategic partnerships and co-investment, and (iii) bring acquisition opportunities to the JV and assist in asset disposition. Texhoma will primarily source investment opportunities to the JV. In all cases, Texhoma shall have the right to veto any proposed deal that goes into the JV.

2.   Co-Investment Rights. Valeska will have co-investment rights in deals booked through this JV.

3.   Affiliate Transactions. The JV will retain Valeska to provide services to the JV, including, without limitation, management, technical, and related services.

4.   Partnership Distributions. Distributions by the JV will be made in the following order of priority:

i.)
Subject to the approval of the investor, Valeska and Texhoma will each be entitled to receive on a pro rata basis from the first cash distributed to equity owners, an amount equal to 8% percent to Valeska and 2% to Texhoma (ten percent (10.0%) between them), of the total cash and assets invested in, or through the JV by any person or entity;

ii.)	Distributions will then be made to investor in accordance with negotiated terms; and
iii.)	Thereafter, Valeska and Texhoma will share any remaining distributions 80% to Valeska and 20% to Texhoma.

5. Put Option. Upon the formation of the JV and continuing until its winding up and termination or the prior written consent of both parties, Valeska shall have the unrestricted right to require Texhoma to purchase its interest in the JV in exchange for shares in Texhoma at any time and from time to time. [The parties will negotiate the manner in which Valeska’s interest will be valued for exchange purposes, along with any other procedural requirements to be met in connection with such an exchange, and will formalize their agreement on the matter in the JV operating agreement or a separate document ancillary thereto.] For purposes of this agreement and in the absence of a superseding agreement, the exchange valuation shall be deemed to be 30% greater than the gross acquisition cost of any property acquired by the JV and the Put shall be exchangeable into common shares at market price.

6. Texhoma will allow Valeska to participate on the same economic terms, as if in the JV, on any business Texhoma conducts that Valeska arranges funding and/or an acquisition, directly or indirectly.

CONFIDENTIALITY and NON-CIRCUMVENTION

A.
Confidentiality of Proposed Transactions. Except as and to the extent required by law, without the prior written consent of the other party, neither Valeska nor Texhoma shall, and each shall direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Letter. If a party is required by law to make any such disclosure, it shall first provide to the other party the content of the proposed disclosure, the reason that such disclosure is required by law, and the time and place that the disclosure will be made.

B.
Confidential Information. All information furnished by one party (the “Protected Party”) to the other party (the “Receiving Party”) in connection with this Letter and the transactions contemplated hereby (the “Confidential Information”) shall be kept confidential by the Receiving Party, and shall be used by it only in connection with this Letter and the transactions contemplated hereby, except to the extent that such information (i) is already lawfully known to the Receiving Party when received; (ii) thereafter becomes lawfully obtainable from other sources; (iii) is required to be disclosed to the Receiving Party’s affiliates, lenders, auditors or counsel, provided that such persons agree to be bound by the provisions of this Section B; or (iv) is required by law, regulation, state or federal bank regulators or court order to be disclosed by the Receiving Party, provided that the Receiving Party which is required to make the disclosure uses its best efforts to provide sufficient notice to permit the Protected Party to take legal action to prevent the disclosure. In the event that the transactions contemplated by this Letter shall fail to be consummated, each Receiving Party shall promptly cause all originals and copies of documents or extracts thereof containing any such information and data as to such Protected Party to be returned to the Protected Party or destroyed and shall cause an officer to so certify to the Protected Party.

C.
Non-Circumvention. The parties recognize that in the course of negotiating the structure and operation of the JV, Valeska may advise Texhoma of the identity of certain clients, agents, brokers, buyers, sellers, investors, and/or other entities or individuals interested in entering into business transactions with Texhoma without previous business connections to Texhoma, and that Texhoma may advise Valeska of the identity of certain clients, agents, brokers, buyers, sellers, investors, and/or other entities or individuals interested in entering into business transactions with Valeska without previous business connections to Valeska (collectively the “Third Parties”). During the term of this Letter and for a period of two years following the termination hereof, Valeska will not directly or indirectly transact business with or contact any Third Party identified by Texhoma and disclosed to Valeska prior to obtaining the written consent of Texhoma for any such contracts or transactions, and Texhoma will not directly or indirectly transact business with or contact any Third Party identified by Valeska and disclosed to Texhoma prior to obtaining the written consent of Valeska for any such contracts or transactions. [Each party agrees that it shall consent to the transaction of business with the Third Parties as required by the foregoing in the event that the party requesting such consent provides the consenting party with mutually-agreeable monetary commission in connection with such transaction, including without limitation commissions paid as a percentage of the requesting party’s net profit from such transaction.]

D.
Costs. Valeska and Texhoma shall be responsible for and bear all of their own respective costs and expenses incurred at any time in connection with pursuing or consummating the proposed transactions. However both parties agree to pay one half of the legal costs incurred for the preparation of the Partnership and related documents.

E.
Entire Agreement. The Agreement constitutes the entire agreement between the parties, superseding all prior oral or written agreements, understandings, representations and warranties, and courses of conduct or dealing between the parties on the subject matter hereof. Except as otherwise provided herein, this Agreement may be amended or modified only by a writing executed by all of the parties.

F.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without regard to conflicts of law.
G.
Termination. This Agreement shall automatically terminate on December 31, 2009. Upon termination, the parties shall have no further obligations hereunder, except as stated in Paragraphs B and C of this Agreement, which shall survive any such termination.

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Agreed and Accepted this 14th day of May 2007 by:

VALESKA ENERGY CORP.

By: /s/ William M. Simmons
Print: William M. Simmons
Title: CEO/President
Date: May 15, 2007

TEXHOMA ENERGY, INC.

By: /s/ Frank A. Jacobs
Print: Frank A. Jacobs
Title: CEO, Director
Date: May 15, 2007